Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE January 24, 2007	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000 Paul Runice, Treasurer (952) 937-4003

MTS Reports First Quarter EPS of $0.54, up 35% on 8% Revenue Growth

Eden Prairie, Minn., January 24, 2007 – MTS Systems Corporation (NASDAQ: MTSC) today reported first quarter earnings of $0.54 per diluted share on net income of $10.1 million, an increase of 35 percent compared to earnings of $0.40 per diluted share for first quarter fiscal 2006.

“MTS delivered solid first quarter results on all fronts,” said Sidney W. Emery, Jr., Chairman and CEO. “Orders growth of 15% included two large Test orders totaling $22 million, which significantly improved our backlog position. We delivered strong top-line growth, in line with expectations. The first quarter EPS reflects tax benefits of $1.7 million, reduced share count, and increased volume, net of planned spending on global market-share initiatives.”

First quarter orders totaled $111.5 million, an increase of 15 percent compared to orders of $96.9 million for first quarter fiscal 2006, primarily driven by large custom Test orders in Asia and Sensors growth across all geographies, as well as an estimated $2.8 million favorable impact of currency translation. Backlog increased 8 percent in the quarter, from $192 million to $208 million, with approximately $4 million of this increase due to the favorable impact of currency translation.

Revenue for the first quarter totaled $99.1 million, an increase of 8 percent compared to $91.8 million for first quarter fiscal 2006. This increase was primarily attributable to increased short-cycle and service business in Test, continued growth in Sensors, and an estimated $3.5 million favorable impact of currency translation.

Gross profit for first quarter was $42.1 million, an increase of 4 percent compared to $40.6 million for first quarter fiscal 2006. This increase was primarily due to increased volume in both segments and an estimated $1.2 million favorable impact of currency translation, partially offset by unfavorable product mix and increased manufacturing and support costs in the Test segment. First quarter income from operations totaled $12.6 million, an increase of 2 percent compared to income from operations of $12.3 million for first quarter fiscal 2006. This increase was due to higher gross profit and an estimated $0.5 million favorable impact of currency translation, partially offset by planned increases in sales, marketing, and R&D spending.

First quarter net income was $10.1 million, or $0.54 per diluted share, an increase of 26 percent compared to net income of $8.0 million, or $0.40 per diluted share, for first quarter fiscal 2006. This increase was driven by higher income from operations and decreased income tax expense of $1.4 million, or $0.08 per diluted share, primarily due to increased tax benefits associated with the enactment of favorable tax legislation in the quarter. Additionally, reduced shares outstanding positively impacted earnings per share by $0.03 for the quarter.

Cash, cash equivalents and short-term investments at the end of the first quarter totaled $115 million, compared to $122 million at the end of fiscal year 2006, due to increased working capital requirements to support revenue growth.

MTS News Release

Segment Results

Test Segment:

First quarter orders for the Test segment were $93.7 million, an increase of 15 percent compared to orders of $81.7 million for first quarter fiscal 2006, reflecting large custom order bookings in Asia and an estimated $2.0 million favorable impact of currency translation, partially offset by decreased volume in North America. Backlog increased 9 percent in the quarter, from $184 million to $200 million, with approximately $4 million of this increase due to the favorable impact of currency translation. First quarter revenue was $81.3 million, an increase of 6 percent compared to $76.8 million for first quarter fiscal 2006, reflecting an increase in short-cycle and service business and an estimated $2.6 million favorable impact of currency translation. First quarter gross profit was $32.3 million, a decrease of 1 percent compared to $32.7 million for first quarter fiscal 2006, due to unfavorable product mix and increased manufacturing and support costs, largely offset by higher volume and an estimated $0.7 million favorable impact of currency translation. Income from operations for first quarter fiscal 2007 was $9.4 million, a decrease of 5 percent compared to income from operations of $9.9 million for first quarter fiscal 2006. The decrease was primarily attributable to planned increases in operating expenses, partially offset by an estimated $0.3 million favorable impact of currency translation.

Sensors Segment:

Effective this quarter, the former “Industrial” segment has been re-named to the “Sensors” segment.

First quarter orders for the Sensors segment were $17.8 million, an increase of 17 percent compared to orders of $15.2 million for first quarter fiscal 2006, reflecting business growth in all geographies and an estimated $0.8 million favorable impact of currency translation. Backlog was flat in the quarter at $8 million. First quarter revenue was $17.8 million, an increase of 19 percent compared to revenue of $15.0 million for first quarter fiscal 2006, driven by increased volume in Europe and Asia and an estimated $0.8 million favorable impact of currency translation. First quarter gross profit was $9.8 million, an increase of 24 percent compared to $7.9 million for first quarter fiscal 2006, reflecting increased volume and improved capacity utilization. Income from operations for first quarter fiscal 2007 was $3.2 million, an increase of 33 percent compared to income from operations of $2.4 million for first quarter fiscal 2006, primarily due to increased gross profit and an estimated $0.2 million favorable impact of currency translation, partially offset by planned increases in operating expenses.

First Quarter Conference Call

A conference call will be held on Thursday, January 25, 2007, at 10:00 a.m. EST (9:00 a.m. CST). Call +1-706-634-9986; and state the Conference ID “6310361”. Telephone re-play will be available through 11:59 p.m. EST, February 8, 2007. Call +1-706-645-9291.

If you prefer to listen live over the Internet, please log on to the web at <http://www.mts.com/news/financial_news.htm> and click on the webcast event notice. The webcast will be archived through 11:59 p.m. EST, April 24, 2007.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware, software and service solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors enhance control to improve the productivity and safety of fixed and mobile industrial equipment. MTS had 1,510 employees and revenue of $397 million for the fiscal year ended September 30, 2006. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended
	December 30, 2006	December 31, 2005

Revenue:
Product	$85,156	$79,489
Service	13,900	12,354
Total revenue	99,056	91,843
Cost of sales:
Product	49,851	45,015
Service	7,097	6,259
Total cost of sales	56,948	51,274
Gross profit	42,108	40,569

Operating expenses:
Selling	16,939	16,004
General and administrative	8,013	8,104
Research and development	4,534	4,147
Total operating expenses	29,486	28,255

Income from operations	12,622	12,314

Interest expense	(338)	(454)
Interest income	925	682
Other income, net	75	25

Income before income taxes	13,284	12,567
Provision for income taxes	3,167	4,611
Net income	$10,117	$7,956

Earnings per share:
Basic-
Earnings per share	$0.55	$0.41
Weighted average number of common shares outstanding - basic	18,240	19,454

Diluted-
Earnings per share	$0.54	$0.40
Weighted average number of common shares outstanding - diluted	18,601	20,004

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Balance Sheets

(unaudited - in thousands, except per share data)

	December 30, 2006	September 30, 2006
ASSETS

Current Assets:
Cash and cash equivalents	$91,887	$97,962
Short-term investments	23,125	23,575
Accounts receivable, net of allowances for doubtful accounts	70,153	72,997
Unbilled accounts receivable	33,909	27,132
Inventories	41,400	40,480
Prepaid expenses	4,585	3,180
Current deferred tax assets	5,325	5,134
Other current assets	1,709	1,065
Assets of discontinued operations	249	803
Total current assets	272,342	272,328

Property and Equipment:
Land	1,668	1,668
Buildings and improvements	43,093	42,072
Machinery and equipment	82,103	78,651
Accumulated depreciation	(81,865)	(78,777)
Total property and equipment, net	44,999	43,614

Goodwill	4,501	4,466
Other assets	3,337	2,102
Non-current deferred tax assets	1,670	1,613
Total Assets	$326,849	$324,123

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Notes payable	$232	$222
Current maturities of long-term debt	6,683	6,683
Accounts payable	16,534	17,090
Accrued payroll and related costs	20,023	29,273
Advance payments from customers	49,882	51,356
Accrued warranty costs	5,741	5,894
Accrued income taxes	3,703	512
Current deferred income taxes	4,831	4,643
Other accrued liabilities	14,754	15,125
Total current liabilities	122,383	130,798

Deferred income taxes	2,530	2,487
Long-term debt, less current maturities	8,990	8,990
Other long-term liabilities	13,285	12,527
Total Liabilities	147,188	154,802

Shareholders’ Investment:
Common stock, $.25 par; 64,000 shares authorized:
18,200 and 18,216 shares issued and outstanding	4,550	4,554
Retained earnings	160,773	152,657
Accumulated other comprehensive income	14,338	12,110
Total shareholders’ investment	179,661	169,321
Total Liabilities and Shareholders’ Investment	$326,849	$324,123